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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C., 20549

                                      FORM 8-A

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934



                               Media Arts Group, Inc.
                               ----------------------
               (Exact name of registrant as specified in its charter)

               Delaware                                 77-0354419
               --------                                 ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                       521 Charcot Avenue, San Jose, CA 95131
                       --------------------------------------
                 (Address of principal executive offices)(Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         to be so registered                   each class is to be registered
--------------------------------------------------------------------------------

    Common Stock, $0.01 Par Value                 New York Stock Exchange



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                 ----------------
                                 (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

As of September 30, 1998, the authorized capital stock of the Registrant consisted of (i) 80,000,000 shares of Common Stock, $0.01 par value per share, of which 13,047,204 shares were outstanding and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), none of which was outstanding. The following description of the capital stock of the Registrant and certain provisions of the Registrant's Amended and Restated Certificate of Incorporation and Bylaws are qualified in their entirety by reference to such documents, copies of which have been filed with the Securities and Exchange Commission. As of September 30, 1998, the Registrant's Common Stock was held of record by 227 stockholders.

COMMON STOCK

Each holder of Common Stock is entitled to one vote per share in the election of directors and for all other purposes. All shares of Common Stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of Preferred Stock. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of the Registrant after distribution in full of preferential amounts, if any, to be distributed to holders of Preferred Stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Registrant may designate and issue in the future. Each outstanding share of Common Stock is fully paid and non-assessable.

PREFERRED STOCK

The Preferred Stock is divisible into and issuable in one or more series. The rights and preferences of the different series may be established by the Board of Directors without further action by the stockholders. The Board of Directors is authorized with respect to each series to fix and determine, among other things, (i) its dividend rate; (ii) its liquidation preference;
(iii) whether or not such shares will be convertible into, or exchangeable for, any other securities; and (iv) whether or not such shares will have voting rights, and, if so, the conditions under which such shares will vote as a separate class.

The Registrant believes that the Board of Directors' ability to issue Preferred Stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the Board of Directors could issue all or part of the Preferred Stock with (among other things) substantial voting power or advantageous conversion rights. Such stock could be issued to persons deemed by the Board of Directors likely to support current management in a contest for control of the Registrant, either as a

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precautionary measure or in response to a specific takeover threat. The
Registrant has no current plans to issue Preferred Stock for any purpose.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

STOCKHOLDER MEETINGS. Advance notice of stockholder nominations and any other matter to be brought before a meeting of stockholders is required to be given in writing to the Secretary of the Registrant within the time periods set forth in the Bylaws. The Bylaws provide that Special Meetings of Stockholders of the Registrant may be called by the Chairman or Vice Chairman of the Board of Directors, the President, any Vice President, the Secretary or any Assistant Secretary. In addition, Special Meetings of Stockholders may be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock that is entitled to vote. Any action required or permitted to be taken at any Annual or Special Meeting of the Stockholders may be taken without a meeting, without prior notice and without a vote, if signed consent is given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SECTION 203 OF DELAWARE CORPORATION LAW. The Registrant is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless (i) prior to such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the

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corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services is the transfer agent and registrar for the Common Stock.

ITEM 2.  EXHIBITS

None
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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 24, 1998.

Media Arts Group, Inc.



/s/ Greg H.L. Nash
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Greg H.L. Nash
Senior Vice President and Chief Financial Officer